Exhibit 5.2
[LETTERHEAD OF BAKER & MCKENZIE GENEVA]
Geneva, 22 September, 2010
MA/RFE
Board of Directors
Weatherford International Ltd.
   (a Swiss joint-stock corporation)
Re:	Weatherford International Ltd, a Swiss joint-stock corporation Registration Statement on Form S-3
Gentlemen,
A. CAPACITY
We have acted as special Swiss counsel to Weatherford International Ltd., a Swiss joint-stock corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on 16 September 2010 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement filed with the Commission under Rule 424(b) of the Securities Act on 16 September 2010 (the “Final Prospectus Supplement”) relating to the offering and sale by Weatherford International Ltd., a Bermuda exempted company (“Weatherford Bermuda”), of its 5.125% Senior Notes due 2020 (the “2020 Notes”) and its 6.750% Senior Notes due 2040 (the “2040 Notes,” and together with the 2020 Notes, the “Notes”), fully and unconditionally guaranteed by the Company, as guarantor, pursuant to guarantees under the Notes (collectively, the “Guarantees”). The Notes will be issued under the Indenture, dated 1 October 2003, as supplemented by the Third Supplemental Indenture, dated 26 February 2009, among the Company, Weatherford Bermuda, Weatherford International, Inc., a Delaware corporation (“Weatherford Delaware”), and Deutsche Bank Trust Company Americas, trustee (the “Trustee”) (the “Base Indenture”), as further supplemented by a Fourth Supplemental Indenture to the Base Indenture, including the form of the Notes included therein (the “Fourth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”). On 16 September 2010, Weatherford Bermuda, Weatherford Delaware and the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC and J.P. Morgan, as representatives of the underwriters named therein, providing for the issuance and sale by Weatherford Bermuda to the underwriters of the Notes, all to be fully and unconditionally guaranteed by the Company, as guarantor, pursuant to the Guarantees.
B. DOCUMENTS EXAMINED
In acting as such counsel, we have examined:
(a)	the Registration Statement (including the form of base prospectus which forms a part of the Registration Statement);

(b)	the preliminary prospectus supplement, dated September 16, 2010;

(c)	the free writing prospectus dated 16 September 2010, relating to the offering of the Notes, in the form filed with the Commission;

(d)	the Final Prospectus Supplement;

(e)	the Indenture;

(f)	the Guarantees;

(g)	the Underwriting Agreement;

(h)	a copy of the current version of the articles of association and organizational regulations of the Company;

(i)	a copy of the resolutions adopted by the Board of Directors of the Company as of 14 September 2010;

(j)	a copy of the resolutions adopted by the pricing committee of the Board of Directors on 16 September 2010; and

(k)	a certificate effective as of 22 September 2010 and signed by an officer of the Company.
The Indenture, the Guarantee and the Underwriting Agreement are collectively referred to herein as the “Agreements”.
Except as stated above, we have not, for the purposes of this opinion, examined any other contract, instrument or other document affecting or relating to the above mentioned documents.
C. SEARCHES
For the purpose of giving this opinion we have caused to be made in the Register of Commerce of Zug on 21 September 2010 a company search for any pending corporate actions with respect to the Company, to the exclusion of any other searches or inquiries.
D. ASSUMPTIONS
In giving this opinion, we have assumed:
(a)	the genuineness of all signatures (other than on behalf of the Company);

(b)	the authenticity and completeness of all documents submitted to us as originals;

(c)	the conformity to original documents and the completeness of all documents submitted to us by facsimile transmission or as certified copies or photocopies and the authenticity and completeness of the original documents where facsimile transmissions or certified copies or photocopies have been submitted;

(d)	the due authority of the parties (other than the Company) authenticating such documents;

(e)	the legal capacity of all natural persons;

(f)	that all corporate actions required to be taken for the authorization and issue of the Notes have been or will be validly and sufficiently taken by the board of directors of Weatherford Bermuda;

(g)	each of the Indenture and the Underwriting Agreement has been duly authorized, executed and delivered by the parties thereto (other than the Company) in substantially the form reviewed by us and (except with respect to the Company, to the extent covered in our opinions below) represents a legal, valid and binding obligation of such parties;

(h)	that no laws other than those of Switzerland would affect any of the conclusions stated in this opinion; and

(i)	that all certificates and other documents which we have examined or on which we have expressed reliance remain accurate, in force and unrevoked, and that no additional matters would have been disclosed by a company search at the Register of Commerce of the Canton of Zug if carried out since the carrying out of the searches referred to above.
In rendering our opinion, we have relied, to the extent we deem necessary and proper, on warranties and representations as to certain factual matters contained in the above mentioned documents.
E. OPINION
Based on the foregoing, and subject to the limitations and qualifications made herein, we are of the following opinion:
1.	The Company is as a joint-stock corporation duly existing under the laws of Switzerland.

2.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Guarantees.

3.	When the Fourth Supplemental Indenture has been executed and delivered and when the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, the Guarantees will be valid and binding obligations of the Company.
F. QUALIFICATIONS
This opinion is subject to the following qualifications:
(a)	The enforcement of the Guarantees may be limited or affected by applicable bankruptcy, liquidation, arrangement, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy and concepts of materiality, reasonableness, good faith and fair dealing.

(b)	A company search is not capable of revealing whether a winding-up petition has been presented; a notice of a winding-up order or of the appointment of a receiver may not be filed immediately at the Register of Commerce; in addition, there may be administrative delays at the Register of Commerce after submission of notices for filing.

(c)	The opinions expressed in the present letter are only made at the date thereof and cannot be relied upon for events, changes in law or new enactments of law which occur subsequent to the issuance of this letter. We undertake no obligation to update such opinion in connection with events occurring or coming to our attention after the date hereof.

(d)	Except as explicitly stated herein, we express no opinion in relation to the factual nature of any undertaking, representation or warranty contained in any of the documents reviewed, nor upon the commercial terms of the transactions contemplated thereby.

(e)	In rendering the foregoing opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of Switzerland as currently in effect. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Switzerland.

(f)	Except as explicitly stated herein, we express no opinion with regard to tax matters.

(g)	Equitable remedies such as injunctions or orders for specific performance are discretionary and will not be granted automatically by a court in Switzerland. Nothing in this opinion is to be taken as indicating that such a remedy would be available in respect of obligations under the Agreements.

(h)	Under Swiss law, the enforcement of rights under the Agreements is limited by statutory time limitations.

(i)	If any provision of any of the Agreements is held to be illegal or unenforceable, severance of such provision from the remaining provisions of the relevant Agreement will be subject to the discretion of the court.

(j)	Any provision in the Agreements providing that any calculation or determination is to be conclusive and binding will not be effective if such calculation or determination is fraudulent, and such provision will not necessarily prevent judicial enquiry into the merits of any claim by any party hereto.

(k)	Where obligations are to be performed in a jurisdiction outside Switzerland, they may not be enforceable under the laws of Switzerland to the extent that such performance would be contrary to public policy under the laws of that jurisdiction.

(l)	Any claim or judgment expressed in a currency other than Swiss francs must be converted into Swiss francs at the exchange rate applicable at the time of filing the claim for the purpose of enforcement against companies in Switzerland.
In this opinion, Swiss legal concepts are expressed in English terms and not in their original French, German or Italian terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Swiss law and be brought before a Swiss court.
We hereby consent to the filing of this opinion as an exhibit incorporated by reference to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the prospectus and any prospectus supplement forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.
This opinion is issued solely for the purposes of the offer and sale of the Guarantees pursuant to the Registration Statement and is not to be relied upon in respect of any other matter.
This opinion is given only on behalf of Baker & McKenzie Geneva and not on behalf of any other member firms of Baker & McKenzie International. In this opinion, the expression “we,” “us” and “our” and like expressions should be construed accordingly.
Very truly yours,
/s/ Martin Anderson
Martin Anderson